Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

June 7, 2016

CIFC Corp.
Each of the guarantors set forth on Exhibit I
250 Park Avenue

Fourth Floor
New York, NY 10177

Re:                             AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have acted as counsel to CIFC Corp., a Delaware corporation (the “Company”), and the guarantors listed on Exhibit I (the “Guarantors”)  in connection with the Company’s offer (the “Exchange Offer”) to exchange $40,000,000 aggregate principal amount of its 8.50% Senior Notes due 2025 (the “New Notes”) guaranteed by the Guarantors (the “New Guarantees” and, together with the New Notes, the “New Securities”) for any and all of its outstanding 8.50% Senior Notes due 2025 (the “Old Notes”) guaranteed by the Guarantors (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”) pursuant to Amendment No. 1 to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Old Securities were issued and the New Securities are to be issued under an Indenture dated as of November 2, 2015 among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Indenture”), as may be supplemented from time to time.

This opinion is being furnished to the Company in connection with the requirements of Items 601(b)(5) and 601(b)(8) of Regulation S-K under the Securities Act, and we express no opinion herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the New Securities.

As your counsel, we have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, the legal power and authority of all persons signing on behalf of parties to all documents and that the Trustee has duly authorized, executed and delivered the Indenture.

Based on the foregoing, we are of the opinion that the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute a valid and legally binding obligation of the Company and each Guarantor.

The statements included in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as they purport to describe provisions of U.S. federal income tax law constitutes our opinion, subject to the qualifications set forth therein.

The foregoing opinion is subject to the following qualifications:

(a)                                 The opinion expressed herein is limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy.  The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy but which will not, in our judgment, make the remedies available to the Trustee under the Indenture, taken as a whole, inadequate for the practical realization of the benefits provided for in the Indenture, except for the economic consequence of any delay that may be imposed thereby or result therefrom, and except that we express no opinion as to the rights of the Trustee to accelerate the due dates of any payment due thereunder or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement.

(b)                                 Without limiting the generality of the foregoing, we express no opinion with respect to:  (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Indenture; (2) the enforceability of provisions contained in the Indenture relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Indenture purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) the effectiveness of any power-of-attorney given under the Indenture that is intended to bind successors and assigns that have not granted such powers by a power-of-attorney specifically executed by them; (5) provisions in the Indenture related to waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations or limitations on the obligations of the Trustee in circumstances in which a failure of condition or default by any party is not material; (6) the indemnification and contribution provisions of the Indenture if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against a party to the Indenture determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions in the Indenture; (8) provisions in the Indenture that purport to establish evidentiary standards; (9) provisions in the Indenture that provide that certain rights or obligations are absolute or unconditional (other than guarantees or letter of credit reimbursement obligations); (10) the right of the Trustee to set off against funds held in any account maintained with the Trustee by the Company or a Guarantor and which account is designated, or contains funds that such Trustee is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between the Trustee and the Company or a Guarantor precluding or limiting rights to set off funds; (11) provisions in the Indenture that provide for the enforceability of the remaining terms and provisions of the Indenture in circumstances in which certain other terms and provisions of the Indenture are illegal or unenforceable; (12) provisions in the Indenture that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions in the Indenture that affect or confer jurisdiction (other than on the courts of New York); (14) provisions in the Indenture that permit the Trustee to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Indenture that may be construed as a forfeiture or penalty; (16) any provision of the Indenture that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; or (17) the effect of the laws of any jurisdiction (other than New York) in which a holder of the New Notes is located that limits the interest, fees or other charges it may impose for the New Notes or use of money or other credit.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Exhibit I

Guarantors

Name	Jurisdiction of Formation

CIFC Asset Management ESA LLC	Delaware
CIFC Asset Management Holdings LLC	Delaware
CIFC Asset Management KSA LLC	Delaware
CIFC Asset Management LLC	Delaware
CIFC Capital HoldCo LLC	Delaware
CIFC CLO Co-Investment Fund GP LLC	Delaware
CIFC CLO Opportunity Fund I GP LLC	Delaware
CIFC Holdings I LLC	Delaware
CIFC Holdings II LLC	Delaware
CIFC Holdings II Sub LLC	Delaware
CIFC Holdings III LLC	Delaware
CIFC Holdings III Sub LLC	Delaware
CIFC Holdings III Member LLC	Delaware
CIFC LLC	Delaware
CIFC Master Fund Adviser LLC	Delaware
CIFC Member LLC	Delaware
CIFC Parthenon Loan Fund GP LLC	Delaware
CIFC Private Debt Advisers LLC	Delaware
CIFC Senior Secured Corporate Loan Fund GP, LLC	Delaware
CIFC Tactical Income Fund GP LLC	Delaware
Columbus Nova Credit Investments Management, LLC	Delaware
CypressTree Investment Management, LLC	Delaware
Deerfield Capital Management LLC	Delaware